EXHIBIT 99.6

Exhibit III

AMENDMENT NO. 1

TO THE

I2 TECHNOLOGIES, INC.

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

Effective September 2, 2003, the International Employee Stock Purchase Plan is hereby amended as follows:

1. Section VII.D of the International Employee Stock Purchase Plan is hereby amended to read as follows:

VII. PURCHASE RIGHTS

D. Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date shall be the number of shares obtained by dividing the amount collected from the Participant through payroll deductions (as converted into U.S. Dollars) during the purchase period ending with that Purchase Date by the purchase price in effect for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 8,000 shares, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. In addition, the maximum number of shares of Common Stock purchasable in total by all Participants in the Plan on any one Purchase Date may be limited by the Plan Administrator to the extent necessary to maintain continuity of the Plan.

2. The definition of “Fair Market Value” set forth in the Appendix to the International Employee Stock Purchase Plan is hereby amended to read as follows:

Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

        (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the U.S. Dollar closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no U.S. Dollar closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the U.S. Dollar closing selling price on the last preceding date for which such quotation exists.

        (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the U.S. Dollar closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no U.S. Dollar closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the U.S. Dollar closing selling price on the last preceding date for which such quotation exists.

        (iii) If the Common Stock is at the time quoted on a national or regional securities exchange or market system (including the Nasdaq Small-Cap Market and over-the-counter markets) determined by the Plan Administrator to be the primary market for the Common Stock, then the Fair Market Value shall be the U.S. Dollar closing selling price (or, if the Plan Administrator so determines, the mean of the U.S. Dollar closing bid and asked prices of a share of Common Stock) per share of Common Stock on the date in question, as such price is officially reported by such exchange or market system. If there is no U.S. Dollar closing selling price (or U.S. Dollar closing bid or asked price) for the Common Stock on the date in question, then the Fair Market Value shall be the U.S. Dollar closing selling price (or, if the Plan Administrator so determines, the mean of the U.S. Dollar closing bid and asked prices) of a share of Common Stock on the last preceding date for which such quotation exists.

        (iv) For purposes of the initial purchase period which began on the Effective Date, the Fair Market Value was deemed to be equal to the U.S. Dollar price per share at which the Common Stock were sold in the initial public offering pursuant to the Underwriting Agreement.

        (v) If the Fair Market Value of the Common Stock cannot be determined in accordance with the provisions of (i) through (iv) above, then the Fair Market Value shall be determined in a manner prescribed by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

3. Except as otherwise amended hereunder, the provisions of the International Employee Stock Purchase Plan shall continue in full force and effect.